Exhibit (a)(5)(C)

LIBERTY GLOBAL COMMENCES $2.5 BILLION MODIFIED DUTCH AUCTION TENDER OFFERS TO PURCHASE UP TO $625 MILLION OF ITS CLASS A SHARES AND UP TO $1.875 BILLION OF ITS CLASS C SHARES

Denver, Colorado – August 12, 2019

Liberty Global plc (NASDAQ: LBTYA, LBTYB and LBTYK) (“Liberty Global,” the “Company,” “our” or “we”), one of the world’s leading converged video, broadband and communications companies, today announced that it commenced “modified Dutch Auction” tender offers to invite its shareholders to tender an aggregate value of up to $2.5 billion of its ordinary shares consisting of (i) up to $625 million of its issued and outstanding ordinary Class A shares, nominal value $0.01 per share (each, a “Class A Share”), for purchase by Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., each acting as principal (each, a “Counterparty Bank,” and together, the “Counterparty Banks”), at a price not greater than $29.00 nor less than $25.25 per Class A Share, and (ii) up to $1.875 billion of its issued and outstanding ordinary Class C shares, nominal value $0.01 per share (each, a “Class C Share,” and together with the Class A Shares, the “Shares”), for purchase by the Counterparty Banks at a price not greater than $28.50 nor less than $24.75 per Class C Share, in each case, in cash, less any applicable withholding taxes and without interest. The tender offers are made in accordance with the terms and subject to the conditions described in the offer to purchase and other related materials, as may be amended or supplemented from time to time.

To ensure compliance with English law, any Shares purchased in the tender offers will initially be purchased by a Counterparty Bank, acting as a principal and not as an agent, nominee or trustee. In turn, each Counterparty Bank will sell, and Liberty Global will purchase from the applicable Counterparty Bank, such Shares at the price paid by such Counterparty Bank in the relevant tender offer (along with certain other costs). The Company intends to cancel the Shares purchased by it from the Counterparty Banks.

The closing price of the Shares on the NASDAQ Global Select Market on August 9, 2019, the last full trading day before the commencement of the tender offers, was $25.98 per Class A Share and $25.85 per

Class C Share. The tender offers are scheduled to expire at one (1) minute after 11:59 P.M., New York City time, on September 9, 2019, unless the offers are extended or terminated.

The tender offers are not contingent upon any minimum number of Shares being tendered. However, the tender offers are subject to a number of other terms and conditions, which are described in detail in the offer to purchase filed today with the U.S. Securities and Exchange Commission. Specific instructions and a complete explanation of the terms and conditions of the tender offers are contained in the offer to purchase, the applicable letter of transmittal and other related materials, which will be mailed to shareholders of record promptly after commencement of the tender offer.

None of the Company, the members of its Board of Directors, the Counterparty Banks, the dealer managers, the information agent or the depositary makes any recommendation as to whether any shareholder should participate or refrain from participating in the tender offers or as to the purchase price(s) at which shareholders may choose to tender their Shares in the tender offers.

The information agent for the tender offer is Innisfree M&A Incorporated. The depositary for the tender offer is Computershare Trust Company, N.A. The dealer managers for the tender offer are Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc. For all questions relating to the tender offer, please call the information agent, Innisfree M&A Incorporated, toll-free at (888) 750-5834; banks and brokers may call either dealer manager, Credit Suisse Securities (USA) LLC at (800) 318-8219 or HSBC Securities (USA) Inc. at (888) 472-2456.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

ADDITIONAL INFORMATION REGARDING THE TENDER OFFER

This press release is for informational purposes only. This press release is not a recommendation to buy or sell Shares or any other securities of Liberty Global, and it is neither an offer to purchase nor a solicitation of an offer to sell Shares or any other securities of Liberty Global. Liberty Global will be filing today a tender offer statement on Schedule TO, including an offer to purchase, letters of transmittal and other related materials, with the United States Securities and Exchange Commission (the “SEC”). The tender offers will only be made pursuant to the offer to purchase, the applicable letter of transmittal and other related materials filed as part of the issuer tender offer statement on Schedule TO, in each case as may be amended or supplemented from time to time. Shareholders should read carefully the offer to purchase, the applicable letter of transmittal and other related materials because they contain important information, including the various terms of, and conditions to, the tender offer. Shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, the letters of transmittal and other related materials that Liberty Global will be filing with the SEC at the SEC’s website at www.sec.gov. In addition, free copies of these documents may be obtained by contacting Innisfree M&A Incorporated, the information agent for the tender offer, toll-free at (888) 750-5834.

FORWARD-LOOKING STATEMENTS AND DISCLAIMER

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the expected size or other terms of the tender offers and the Company’s ability to complete the tender offers. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the effects of changes in laws or regulation; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies’ and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10- K and Form 10-Q. Further, estimated cash proceeds from pending dispositions are inherently uncertain and represent management’s expectations and beliefs and do not take into account the ultimate use of the proceeds or any other changes in our capital structure or tax effects, directly or indirectly related to the pending dispositions. The accuracy of our expectations and predictions is also subject to the following risks and uncertainties: (1) our ability to complete the tender offers; and (2) the price and time at which we may make any additional share repurchases following completion of the tender offers and the number of Shares acquired in such repurchases. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations: Matt Coates +44 20 8483 6333 John Rea +1 303 220 4238 Stefan Halters +44 20 8483 6211	Corporate Communications: Molly Bruce +1 303 220 4202 Matt Beake +44 20 8483 6428